EXHIBIT 99.1

2200 W. Cypress Creek Road
Fort Lauderdale, FL 33309

September 18, 2007
Dear Levitt Corporation, Levitt and Sons and Core Communities Associates,
It is with a heavy heart that we write this letter to you.
This week we will be notifying up to 200 associates that they will be subject to a reduction in force as we downsize our homebuilding staff. This downsizing will affect only our homebuilding subsidiary, Levitt and Sons, and a number of other company associates who service Levitt and Sons’ homebuilding activities. We will, however, retain homebuilding staff to complete construction currently in process and to support communities with active sales. Our goal continues to be the fulfillment of our obligations to Levitt and Sons’ customers and communities.
There have been many rumors circulating about this downsizing and we want to be sure the facts, as painful as they are, are clear. This has been a very difficult decision, but one that could not be avoided Home sales have slowed significantly. Efforts to increase homebuilding sales through incentives, dramatic price reductions and aggressive marketing have had limited success. In the past 18 months, homebuilding companies have reported more than $10 billion in impairments resulting from decreases in the value of land and inventory; at Levitt and Sons, we have reported more than $90 million in impairments. The homebuilding market is continuing to deteriorate and we cannot be optimistic about any near term recovery. The most positive economic reports suggest the housing market will not stabilize until 2009. Given the uncertainties of the homebuilding market, we cannot assure you that no further downsizing of our homebuilding activities will be required.
Based on the current pace of sales and the number of finished lots we have available, we intend to suspend further lot development at Levitt and Sons. Similarly, marketing expenditures at Levitt and Sons will largely be limited to those associated with the active adult marketing periods beginning in November. Our objective at Levitt and Sons is to reduce our activities to reflect the market that exists and to conserve our resources. (On a personal note, we want you to know that both Alan and Jack have reduced each of their salaries to $1.)
As you know, Levitt and Sons is not the only homebuilder taking these actions. Reflecting the worst housing market we’ve experienced in 25 years, our major homebuilding competitors have released thousands of employees. The mortgage industry has also been decimated with tens of thousands of reductions, including Countrywide, which just announced the lay off of 12,000 employees.

At Levitt Corporation, we are currently in the process of a $200 million equity rights offering to Levitt’s shareholders of record on August 27, 2007. We are hopeful that Levitt’s shareholders will see significant value in our company, which includes our Core Communities subsidiary and Levitt Corporation’s unencumbered ownership of 9.5 million shares of Bluegreen Corporation, and that we will be able to raise significant capital though the offering. However, as disclosed in the rights offering prospectus, the funds raised in the offering will not necessarily be used to support Levitt and Sons or its homebuilding activities. Use of such funds will be determined based on the results of our ongoing negotiations with Levitt and Sons’ banks, trade partners and analysis of the market and other factors.
It pains us to deliver this message to people who have done so much for our company. We value each and every associate’s contribution. Please know that this decision was entirely market driven and not a reflection of your performance. We very much appreciate your efforts, passion, commitment and dedication to building quality homes and growing the Levitt and Sons brand. We will do our very best to make the transition as easy as possible and you will be provided with support and outplacement services to help you in resume preparation and identifying career opportunities. For those of you that remain, we thank you for your continued support during this difficult time.
Once again, thank you for being a valuable Levitt associate and for your past efforts on behalf of the company.